Exhibit 99.1

Mr. Cooper Announces Promotion of Chris Marshall to President

DALLAS--(BUSINESS WIRE)--June 23, 2021--Mr. Cooper today announced the promotion of Vice Chairman Chris Marshall to President, with operating responsibility for the originations and servicing segments and key business functions including technology and digital transformation. Chris will retain his existing responsibilities pending appointment of a new Chief Financial Officer. The company also disclosed that Chief Operating Officer Tony Ebers has resigned to pursue other opportunities.

Mr. Cooper Chairman and CEO Jay Bray commented, “Having demonstrated the resilience of our company and our people during the challenges of the pandemic, we are now ready to move forward with the next chapter in our growth story. We believe we have the operational strength, innovative spirit, and financial discipline to play an even larger role in the U.S. housing and mortgage market. In this regard, we believe we can grow our servicing portfolio to $1 trillion, while delivering excellent service to our customers and investors, generating consistent returns on equity and cashflow, and providing a great working environment for our teammates. With his long track record at major financial institutions, and the contributions he’s made at Mr. Cooper over the last two and a half years, Chris is the right person to lead the business units forward towards this goal.”

Mr. Marshall joined the company in January 2019 and has been instrumental in reshaping the company’s financial function, strengthening the balance sheet, and driving higher financial performance. He has a long track record in finance, operations, technology, and mergers and acquisitions at major financial institutions including Bank of America, Fifth Third Bancorp, and Ally Bank, and was co-founder and Chief Financial Officer of Capital Bank Financial Corporation. Mr. Marshall commented, “I am totally committed to our core mission of helping customers achieve their homeownership dreams and believe that this mission offers an exciting growth opportunity for Mr. Cooper and our teammates.”

Mr. Bray continued, “Since joining our team nearly six years ago, Tony Ebers has had a tremendous impact on the organization, driving the growth of our originations business, improving efficiencies in servicing, and leading multiple transactions, while positioning himself as a fierce advocate for our cultural transformation. I join the board, executive team, and teammates at all levels of the organization in thanking him for his service to the company and wishing him the best in his next steps.”

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com